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                                                                    EXHIBIT 23.5


November 9, 1998


The financial statements of Guaranty Bank & Trust Company reflecting its financial condition for the years ended December 31, 1997 and 1996, and our report dated January 13, 1998, may be included in F.N.B. Corporation's Form S-4.

We also consent to Bobbitt, Pittenger & Company, P.A. being named experts in accounting and auditing.


/s/ Bobbitt, Pittenger & Company, P.A.

Certified Public Accountants